Exhibit (h)(l)(i)

April 29, 2014

State Street Bank and Trust Company

200 Clarendon Street

Boston, Massachusetts 02116

Attention: Daniel Sabin, Vice President

Re: BLACKSTONE ALTERNATIVE INVESTMENT FUNDS (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established four new series of shares to be known as BLACKSTONE ALTERNATIVE MULTI-STRATEGY FUND, BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND II LTD., BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND III L.L.C. and BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND IV L.L.C. (the “Portfolios”).

In accordance with Section 12, the Additional Funds provision, of the Transfer Agency and Services Agreement dated as of August 1, 2013 by and among State Street Bank and Trust Company (“State Street”) and each management investment company and other fund party thereto (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned Fund hereby requests that State Street act as Transfer Agent for the new Portfolios under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

By:	/s/ Arthur Liao
Name:	Arthur Liao
Title:	Authorized Signatory, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael Rogers
Name:	Michael Rogers
Title:	Executive Vice President, Duly Authorized

Effective Date: June 1, 2014

Blackstone Alternative Asset Management L.P.

345 Park Avenue New York NY 10154

T 212 583 5000 F 212 583 5749

www.blackstone.com